Exhibit 8

Company Name	Location

M.S.I Multiconn Solutions international (1995) Ltd.	Israel
Multiconn Technologies Ltd.	Israel
Alexandria Migration Technologies Ltd.	Israel
Liraz Systems Ltd.	Israel
Liraz Systems Export (1990) Ltd.	Israel
Liraz Systems (Investments) Ltd.	Israel
Liacom Systems Ltd.	Israel
Level 8 Systems Ltd.	Israel
Intercomp Ltd.	Israel
Ce-Post Ltd.	Israel
Outlook&BluePhoenix Ltd.	Israel
BluePhoenix Solutions B.V	The Netherlands
BluePhoenix Solutions GmbH	Germany
BluePhoenix Solutions Italia SRL	Italy
BluePhoenix Solutions Nordic, AS	Denmark
BluePhoenix Solutions U.K Limited	United Kingdom
BluePhoenix Solutions U.S.A Inc	USA
BluePhoenix Solutions Pty Ltd.	Australia
ASE Advanced Systems Eourope B.V	The Netherlands
Burford International Applications Ltd.	United Kingdom
Burford management services PTE	Singapore
BluePhoenix Solutions S.R.L	Romania
BluePhoenix Solutions Ltd.	Cyprus
Crystal Sapphire Ltd.	Israel
Crystal America Inc.	USA
IntraComp Group Inc.	USA
I-Ter/Informatica & Territorio S.p.A	Italy
SCH Software Conversion House Ltd.	Israel
Zulu Software, Inc.	Delaware, USA
Mainsoft Corporation Inc.	USA
Mainsoft R&D Ltd.	Israel
Mainsoft Israel Ltd.	Israel
BluePhoenix Solutions Canada Inc.	Canada
Intercomp Inc.	USA